SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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IMMUCOR, INC. (Commission File No. 0-14820)
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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IMMUCOR, INC.
3130 Gateway Drive
P.O. Box 5625
Norcross, Georgia 30091-5625
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 10, 2004

        NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Shareholders (the “Meeting”) of Immucor, Inc. (the “Company”) will be held on Wednesday, November 10, 2004, at 1:30 p.m., local time, at the Hilton Atlanta Northeast, 5993 Peachtree Industrial Blvd., Norcross, Georgia 30092 for the following purposes:

1.	To elect seven directors to serve a one-year term;

2.	To consider and vote upon a proposal to amend the Immucor, Inc. 2003 Stock Option Plan to increase the number of shares for which options may be granted from 600,000 to 1,100,000;

3.

To consider and vote upon a proposal to amend the Company’s Articles of Incorporation to increase the number of shares of Common Stock, par value $0.10, that the Company is authorized to issue from 45,000,000 to 60,000,000; and

4.	To transact such other business as properly may come before the Meeting or any adjournment thereof.

        Information relating to the above matters is set forth in the Proxy Statement accompanying this Notice. Only holders of record of the Company’s Common Stock at the close of business on September 29, 2004 will be entitled to receive notice of and to vote at the Meeting or at any adjournment thereof.

        A Proxy Statement and a Proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the Proxy promptly in the enclosed envelope. If you attend the Meeting, you may, if you wish, revoke your Proxy and vote in person.

By Order of the Board of Directors,

/s/ STEVEN C. RAMSEY
STEVEN C. RAMSEY,
Secretary

September 24, 2004

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND THE MEETING AND VOTE IN PERSON.

IMMUCOR, INC.
3130 Gateway Drive
P.O. Box 5625
Norcross, GA 30091-5625

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
NOVEMBER 10, 2004

          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Immucor, Inc. (“Immucor” or the “Company”) for use at the Annual Meeting of Shareholders (the “Meeting”) of the Company to be held on Wednesday, November 10, 2004, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of the Meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company.

          The Annual Meeting will be held at 1:30 p.m., local time, at the Hilton Atlanta Northeast, 5993 Peachtree Industrial Blvd., Norcross, Georgia 30092. It is anticipated that this Proxy Statement and the accompanying Proxy will be first mailed to shareholders on or about October 6, 2004. A copy of the Company’s 2004 Annual Report is being mailed to the Company’s shareholders along with this Proxy Statement.

          The record date for shareholders entitled to vote at the Meeting is the close of business on Wednesday, September 29, 2004. As of the close of business on September 3, 2004, the Company had approximately 29,864,004 shares outstanding and eligible to be voted of Common Stock, $0.10 par value (“Common Stock”), with each share entitled to one vote. There are no cumulative voting rights. The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding on the record date is necessary to constitute a quorum at the Meeting. On June 1, 2004, the Company’s Board of Directors announced a three-for-two stock split to shareholders of record as of the close of business on June 30, 2004. The split, effected in the form of a 50% stock dividend, was distributed on July 16, 2004. All share and per share amounts disclosed in this document have been restated to reflect this stock split.

          If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:

•	FOR the election of the nominees for director set forth in “Proposal 1: Election of Directors” on page 2;

•	FOR the amendment of the Immucor, Inc. 2003 Stock Option Plan (the “2003 Plan”) to increase the number of shares of Common Stock for which options may be granted from 600,000 to 1,100,000; and

•	FOR the amendment to the Company’s Articles of Incorporation to increase the number of shares of Common Stock, par value $0.10, that the Company is authorized to issue from 45,000,000 to 60,000,000.

          In addition, if other matters come before the Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. Immucor has not received notice of other matters that may properly be presented at the Meeting. You may revoke your proxy at any time prior to the start of the Meeting by: (1) submitting a later-dated proxy, (2) voting in person at the Meeting, or (3) delivering instructions to the Secretary of the Company at 3130 Gateway Drive, P.O. Box 5625, Norcross, GA 30091-5625.

          The Meeting will be held if a quorum exists. The presence, in person or by proxy, of shareholders entitled to cast votes for a majority of the outstanding shares of Common Stock entitled to vote at the Meeting will constitute a quorum for the Meeting. For purposes of proposals requiring a plurality or a majority of the votes actually cast at the Meeting, broker non-votes (i.e., shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers) and abstentions will be counted only for purposes of determining whether a quorum is present at the Meeting. Therefore, broker non-votes and abstentions will not have any effect on the outcome of the vote for the election of directors or the amendment to the 2003 Plan. For purposes of proposals requiring the affirmative vote of a majority of the outstanding shares of Common Stock, such as the proposed amendment to the Company’s Articles of Incorporation, a broker non-vote or abstention will have the same effect as a vote against the matter being voted upon.

          The affirmative vote of a plurality of the shares represented and voted at the Meeting shall be required for the election of directors. Shareholders of the Company do not have any right to cumulate their votes for the election of directors. The amendment to the 2003 Plan will be approved if the votes cast in favor of amending the 2003 Plan exceed the votes cast opposing amending the 2003 Plan. The affirmative vote of a majority of the shares outstanding and entitled to vote at the Meeting is required for approval of the proposed amendment to the Company’s Articles of Incorporation.

PROPOSAL ONE:   ELECTION OF DIRECTORS

Election of Directors

          At the Meeting of shareholders, seven directors, constituting the entire board of directors of the Company (the “Board of Directors”), will be elected to hold office until the next annual meeting of shareholders (that is, until the annual meeting of shareholders held in the year 2005), or until their successors are duly elected and qualified.

          Directors will be elected by a plurality of the shares present and voting at the meeting. A plurality means that the seven nominees who receive the largest number of votes are elected as directors. Unless contrary instructions are given, the proxies will be voted for the nominees listed below. It is expected that these nominees will serve, but if for any unforeseen cause any of them should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given.

          The following seven persons were nominated for reelection by the Board of Directors upon the recommendation of the Corporate Governance and Nominating Committee. Each of these seven nominees has agreed to be identified in this proxy statement and to serve if elected. The nominees, their ages, the years in which they began serving as directors and their business experience are set forth below. The Board has determined that Dr. Kishel and Messrs. Bowers, Harris, and Rosen are each “independent” as defined by the rules of the NASDAQ National Market.

			Director
Name	Age	Position with Company	Since
Edward L. Gallup	65	Chairman of the Board of Directors	1982
Dr. Gioacchino De Chirico	51	Director, President and Chief Executive Officer	1994
Ralph A. Eatz	60	Director and Senior Vice President – Chief Scientific Officer	1982
Roswell S. Bowers	55	Director	2001
John A. Harris	53	Director	2003
Dr. Mark Kishel	58	Director	2002
Joseph E. Rosen	61	Director	1998

          Edward L. Gallup has been Chairman of the Board of Directors of the Company since its founding. Mr. Gallup also was the President of the Company until July 2003 and was the Chief Executive Officer until his retirement as Chief Executive Officer in April 2004. Mr. Gallup continues to be employed by the Company and remains involved in the management of the Company in a reduced capacity. Mr. Gallup has worked in the blood banking business for over 35 years.

          Dr. Gioacchino De Chirico has been President of the Company since July 2003 and Chief Executive Officer since April 2004. Prior to assuming his position as President, Dr. De Chirico served as the Company’s Director of European Operations since May 1998, and previous to that, as President of Immucor Italia S.r.l., a subsidiary of the Company, since February 1994. From 1989 until 1994, Dr. De Chirico was employed by Ortho Diagnostic Systems, Inc. as General Manager, Immunocytometry, with worldwide responsibility. Ortho Diagnostics is a diagnostics subsidiary of Johnson & Johnson that, among other things, produces and distributes blood banking reagents.

          Ralph A. Eatz, who has worked in the blood banking reagent field for over 30 years, has been a director of the Company since its founding. Mr. Eatz served as Vice President – Operations of the Company since its founding until being appointed Senior Vice President – Operations in 1988. In July 2003, Mr. Eatz assumed his present position of Senior Vice President – Chief Scientific Officer.

          Roswell S. Bowers has been a director of the Company since December 2001.  Mr. Bowers has extensive experience in the financial services industry. He began his career in 1971 with Citizens & Southern National Bank, a predecessor of NationsBank and Bank of America.  He held a variety of leadership positions in commercial, corporate and international banking during his career.  He retired from Bank of America in 2001, where his most recent position was Executive Vice President and National Commercial Credit Process Executive.  He has served on the Advisory Committee of Alliance Technology Ventures, an early-stage venture capital firm investing in communications technology, internet infrastructure and life science startups.  Mr. Bowers is a past member of the Board of Trustees of Egleston Children’s Health Care System, Inc., the Board of Trustees of the Georgia Tech Alumni Association, the Board of Directors of the Georgia Tech School of Management and has served on numerous other civic boards and committees.

          John A. Harris has been a director of the Company since August 2003. He is a retired financial executive. Mr. Harris has extensive health care experience having been in the industry since 1981. He also has extensive financial experience with 24 years as a financial executive. His most recent position was Executive Vice President, Finance and Strategic Planning and Treasurer for the Cerulean Companies/Blue Cross Blue Shield of Georgia, from February 1996 through March 2001, when Cerulean was acquired by Wellpoint Health Networks.

          Mark Kishel, MD, FAAP has been a director of the Company since February 2002. Dr. Kishel is President and CEO of Emedicine Solutions, Inc. and a co-founder of WellStreet, Inc. Dr. Kishel has an extensive medical background and from 1993 to 2001 he was the Executive Vice President and Chief Medical Officer for Blue Cross Blue Shield of Georgia, Inc. In addition, Dr. Kishel co-founded the Center for Healthcare Improvement, a joint research and teaching collaborative between the Medical College of Georgia and Blue Cross Blue Shield of Georgia. Dr. Kishel is also a director for A.D.A.M. Inc. He is board certified in Pediatrics.

          Joseph E. Rosen has been a director of the Company since April 1998. He currently is Director – Business Development and Planning for BioLife Plasma Services. Previously, Mr. Rosen had been employed in various capacities at Sera-Tec Biologicals since its inception in 1969 and served as its president from 1986 until 2001. Mr. Rosen is currently serving as Chairman of the Board of the PPTA Source, the plasma collection industry trade group, and has been a member of the board of directors of several public and private health care companies. He has over 30 years of experience in the blood banking industry.

Executive Officers

Name	Age	Position with Company	Since
Edward L. Gallup	65	Chief Executive Officer (until April 2004)	1982
Dr. Gioacchino De Chirico	51	President and Chief Executive Officer	2003
Ralph A. Eatz	60	Senior Vice President – Chief Scientific Officer	1982
Steven C. Ramsey	55	Vice President – Chief Financial Officer and Secretary	1998
Didier L. Lanson	54	Director of European Operations	2003

Biographical information for certain Executive Officers not listed below is described above under “Election of Directors.”

          Steven C. Ramsey has been Vice President and Chief Financial Officer since March 1998. Prior to such time, Mr. Ramsey worked for six years at International Murex Technologies Corporation, the last three as Chief Financial Officer. He has more than 27 years of financial management experience.

          Didier L. Lanson has been Director of European Operations since July 2003. Mr. Lanson served as a director of the Company from October 1989 until July 2003, when he assumed his current position as Director of European Operations. Between July 2002 and July 2003, he served as a consultant for biotech and software companies. Between November 1999 and April 2002, he served as CEO of GenOdyssee S.A, an early-stage functional genomic company. From September 1992 until March 1999, he served first as Vice President, Europe and then Vice President Global Operations and International Affairs of SyStemix Inc., a Novartis company. SyStemix developed therapeutic products for diseases of the blood and immune system. From 1987 until April 1991, Mr. Lanson was a Director and the President and CEO of Diagnostics Transfusion (“DT”), a French corporation, which develops, manufactures and distributes reagent products.

There are no family relationships among any of the directors or executive officers of the Company.

For information concerning the number of shares of the Company’s Common Stock held by each nominee, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” below.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE NOMINEES WHOSE NAME APPEARS ABOVE AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the number of shares of Common Stock of Immucor beneficially owned by (i) each director, (ii) each executive officer of the Company listed in the Summary Compensation Table in this Proxy statement, (iii) each person known to the Company to own more than 5% of the outstanding shares of Common Stock, and (iv) all of the executive officers and directors of the Company as a group. The information provided is as of September 3, 2004 except where indicated. Unless otherwise indicated, the address of each beneficial owner below is 3130 Gateway Drive, P.O. Box 5625, Norcross, GA 30091-5625.

Name of Beneficial Owner	Amount and Nature
(and address for those	of Beneficial		Percent
owning more than five percent)	Ownership of (1)		of Class (1)
Edward L. Gallup	480,549	(2)	1.6%

Ralph A. Eatz	537,977	(3)	1.8%

Dr. Gioacchino De Chirico	140,625	(4)	*

Roswell S. Bowers	33,750	(5)	*

Dr. Mark Kishel	23,850	(6)	*

Joseph E. Rosen	21,930	(7)	*

John A. Harris	500		*

Steven C. Ramsey	0		–

Didier L. Lanson	0		–

FMR Corp.	2,082,804	(8)	7.0%

Baron Capital Group, Inc.	1,846,350	(9)	6.2%

Barbara Brooke Manning	1,757,100	(10)	5.9%

All directors and executive officers	1,237,496		4.1%
as a group (nine persons)

_________________
        * less than 1%.

(1)

Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), a person is deemed to beneficially own shares of the Company’s Common Stock if that person has or shares “voting power,” which includes the power to vote or to direct the voting of a security, or “investment power,” which includes the power to dispose of or to direct the disposition of a security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. For purposes of this table, a person is also deemed to beneficially own any shares that such person has a right to acquire within sixty days of September 3, 2004, such as by the exercise of stock options, and any such Common Stock not presently outstanding shall be deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(2)

Includes options to purchase 84,375 shares at an exercise price of $2.87, options to purchase 50,625 shares at an exercise price of $2.78, and options to purchase 84,375 shares at an exercise price of $2.00 per share.

(3)

Includes options to purchase 14,175 shares at an exercise price of $2.87, options to purchase 185,625 shares at an exercise price of $2.78 and options to purchase 84,375 shares at an exercise price of $2.00 per share.

(4)

Includes options to purchase 39,375 shares at an exercise price of $2.87, options to purchase 16,875 shares at an exercise price of $2.78, and options to purchases 84,375 shares at an exercise price of $2.00 per share.

(5)	Includes options to purchase 16,875 shares at $2.22 per share.

(6)	Includes options to purchase 16,875 shares at $2.78 per share.

(7)	Includes options to purchase 16,875 shares at $2.00 per share.

(8)

The number of shares owned is as of December 31, 2003, based on information in a report on Schedule 13G filed with the SEC on February 17, 2004, adjusted for the three-for-two stock split on July 16, 2004. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. According to the Schedule 13G , Edward C. Johnson, III, FMR Corp. (through its control of Fidelity Management and Research Company, a wholly-owned subsidiary of FMR Corp.) and Abigail P. Johnson have the power to dispose of 1,343,754 shares. FMR Corp. and Edward C. Johnson, III each have voting and investment power with respect to 727,125 shares.

(9)

The number of shares owned is as of December 31, 2003, based on information in a report on Schedule 13G filed with the SEC on February 13, 2004, adjusted for the three-for-two stock split on July 16, 2004. The address of Baron Capital Group, Inc. (“BCG”) is 767 Fifth Avenue, New York, New York 10153. According to the Schedule 13G, Ronald Baron owns a controlling interest in BCG and BCG is the parent company of BAMCO, Inc., which shares voting power over 1,806,750 shares. Baron Small Cap Fund, an investment company, shares voting power over 1,800,000 shares.

(10)

The number of shares owned is as of December 31, 2003, based on information in a report on Schedule 13G filed with the SEC on February 13, 2004, adjusted for the three-for-two stock split on July 16, 2004. The address of Barbara Brooke Manning is 875 Third Avenue, 22nd Floor, New York, New York 10022. According to the Schedule 13G Schroder Investment Management North America Inc., an investment advisor, has voting power over 1,747,650 shares.

CORPORATE GOVERNANCE AND BOARD OF DIRECTOR
COMPENSATION, MEETINGS AND COMMITTEES

Board Meetings and Committees

          The Board of Directors conducts its business through meetings of the Board and through committees established in accordance with the Company’s Bylaws. During the fiscal year ended May 31, 2004, the Board of Directors met eight times. Each Director attended at least 75% of the total of all meetings of the Board of Directors and any committee on which he served, with the exception of Mr. Rosen.

The Board of Directors has established four committees: the Audit Committee, the Compensation Committee, the Stock Option Committee and the Corporate Governance and Nominating Committee.

          The Audit Committee is responsible for reviewing the Company’s financial statements with management and the independent auditors prior to the publication of such statements, the selection and oversight of the Company’s independent auditors, and the oversight of the Company’s internal control over financial reporting. Mr. Bowers and Messrs. Didier Lanson and Daniel McKeithan, former directors of the Company, comprised the Company’s Audit Committee at the beginning of the fiscal year ended May 31, 2004. Mr. Lanson resigned from the board in July 2003 to assume the position of Director of European Operations for the Company, and was replaced by Dr. Kishel on the Audit Committee. Subsequently, in September 2003 after Mr. Lanson’s position on the Board was assumed by Mr. Harris, Mr. Rosen replaced Dr. Kishel on the Audit Committee. Mr. McKeithan retired from the Board of Directors upon the expiration of his term at the Company’s Annual Meeting of Shareholders in November 2003 and was replaced on the Audit Committee by Mr. Harris. The Board has determined that Mr. Harris is an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K. Each current member of the Audit Committee, and each member who served on the Audit Committee during the fiscal year ended May 31, 2004, is “independent” as defined by the standards of the NASDAQ National Market applicable to audit committee members. The Board has adopted a written Audit Committee Charter. The Audit Committee met eight times in the fiscal year ended May 31, 2004.

          The Stock Option Committee has the authority to grant stock options to employees and directors from time to time and to administer the Company’s various stock option plans. Messrs. Bowers and Rosen and Dr. Kishel are members of the Company’s Stock Option Committee. The Stock Option Committee met three times during the fiscal year ended May 31, 2004.

          The Compensation Committee is responsible for reviewing the performance of management in achieving the Company’s goals and objectives and for setting the annual compensation of the Company’s executive officers. The Compensation Committee consists of Mr. Rosen and Dr. Kishel. The Compensation Committee met twice during the fiscal year ended May 31, 2004.

          The Board established a Corporate Governance and Nominating Committee in July 2004. The Corporate Governance and Nominating Committee is responsible for recommending to the full Board candidates for election to the Board, reviewing periodically the composition and structure of the Board, monitoring Board effectiveness, and for developing and overseeing the Company’s corporate governance guidelines. The Board has adopted a Corporate Governance and Nominating Committee charter, which is available on the Company’s website at www.immucor.com by scrolling over “About Us” and clicking on “Corporate Governance.” The Corporate Governance and Nominating Committee will consider nominees proposed by shareholders. The Committee has not identified any specific, minimum qualifications or skills that it believes must be met by a nominee for director. It is the intent of the Committee to review from time to time the appropriate skills and characteristics of directors in the context of the current make-up of the Board and the requirements and needs of the Company at a given time. Given the current composition and stability and size of the Board of Directors and the Company, the fact that the director nominees are standing for re-election and the fact that the Committee has received no nominee candidates from shareholders, the Committee has not considered other candidates for election at the upcoming Annual Meeting of Shareholders. Shareholders wishing to nominate a candidate for consideration at the

Annual Meeting of Shareholders in 2005 should submit the nominee’s name, affiliation and other pertinent information along with a statement as to why such person should be considered for nomination. Such nominations should be addressed to the Corporate Governance and Nominating Committee in care of the Secretary of the Company and be received no later than 120 days before the date of the 2005 Annual Meeting of Shareholders. The Committee will evaluate any such nominees in a manner similar to that for all director nominees. The Corporate Governance and Nominating Committee consists of Mr. Harris and Dr. Kishel, each of whom is “independent” as defined by the standards of the NASDAQ National Market applicable to nominating committee members.

Shareholder Communications with the Board

        Shareholders wishing to communicate with members of the Board of Directors or with a committee of the Board of Directors may send an email to boardofdirectors@immucor.com, indicating to which director or directors the email should be directed. Alternatively, shareholders may send a letter to the Secretary of the Company with instructions as to which committee(s) or director(s) is to receive the communication. The Company’s Secretary will forward the written communication to each member of the Board of Directors identified by the security holder or, if no individual director is identified, to all members of the Board of Directors.

Director Attendance at Annual Meetings of Shareholders

          The Company has not in the past required members of the Board of Directors to attend each Annual Meeting of Shareholders. Director attendance will be required for the 2004 Annual Shareholders' Meeting and for all other future shareholders' meetings. Three of the Company’s directors attended the 2003 Annual Meeting of Shareholders.

Report of the Audit Committee

          The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

          The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments on the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1), and has considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

          The Audit Committee discussed with the Company’s internal audit representatives and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal audit representatives and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

          In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended May 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee has also recommended, and the Board has approved, the selection of the Company’s independent auditors.

Roswell S. Bowers, Chair
John A. Harris
Joseph E. Rosen

September 3, 2004

Compensation Committee Interlocks and Insider Participation

          The Compensation Committee has responsibility for determining the types and amounts of executive compensation, including setting the number of stock options that can be granted to executive officers as a group. Mr. Rosen and Dr. Kishel are the members of the Compensation Committee. The Stock Option Committee determines the number of shares to be granted to individual executive officers. Messrs. Bowers and Rosen and Dr. Kishel are members of the Company’s Stock Option Committee. The Company’s Chief Financial Officer, Mr. Ramsey, attends the meetings of the Compensation Committee at the request of the Board of Directors. None of Messrs. Bowers and Rosen or Dr. Kishel are, nor have they ever been, officers or employees of the Company.

          During the last fiscal year, no executive officer of the Company served either as: (1) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of the Company; (2) a director of another entity, one of whose executive officers served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of the Company; or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

Executive Compensation

        The following table sets forth the compensation earned by each of the Company’s executive officers for services rendered in all capacities to the Company for the last three fiscal years.

Summary Compensation Table

					Long Term
					Compensation
Annual Compensation					Awards
			Bonus and	Other Annual	Securities
Name and	Year	Salary	401(k)	Compensation	Underlying
Principal Position			contributions	(2)	Options
			(1)		(3)
Edward L. Gallup	2004	$ 329,500	--	$ 36,550	37,500
Chairman of the Board and	2003	279,616	--	49,340	--
Chief Executive Officer until April 2004)	2002	237,066	$ 40,391	46,363	112,500

Dr. Gioacchino De Chirico	2004	309,650	25,399	25,602	37,500
President and	2003	270,833	--	16,625	--
Chief Executive Officer	2002	213,976	39,100	16,624	112,500

Ralph A. Eatz	2004	319,361	6,379	34,168	37,500
Director and Senior Vice	2003	271,300	6,441	32,960	--
President - Chief Scientific Officer	2002	230,291	45,207	31,753	112,500

Steven C. Ramsey	2004	237,265	7,118	2,500	22,596
Vice President - Chief Financial	2003	218,345	5,165	2,500	--
Officer and Secretary	2002	197,778	32,276	2,500	33,750

Didier L. Lanson	2004	174,848	8,258	9,092	63,750
Director of European Operations	2003	--	--	--	--
	2002	--	--	--	33,750

(1)

Represents amounts the Company contributed to the 401(k) retirement plan on behalf of the named executive officers. Also includes in 2004, $25,000 in relocation assistance paid to Dr. De Chirico and $8,258 in contributions to a French retirement plan on behalf of Mr. Lanson. Also includes in 2002 bonuses of $39,100, $40,391, $39,242, and $26,342 for Dr. De Chirico and Messrs. Gallup, Eatz, and Ramsey, respectively.

(2)

Includes the value of life insurance premiums and an allowance for automobile expenditures for each of the above named executive officers as follows: For 2004 – for Dr. De Chirico and Messrs. Gallup, Eatz, Ramsey, and Lanson life insurance premiums of $16,002, $26,950, $24,568, $2,500 and $1,892, respectively, and an allowance for automobile expenditures for Dr. De Chirico and Messrs. Gallup and Eatz of $9,600 each and for Mr. Lanson of $7,200. For 2003 – for Dr. De Chirico and Messrs. Gallup, Eatz, and Ramsey, life insurance premiums of $7,025, $39,740, $23,360, and $2,500, respectively, and an allowance for automobile expenditures for Dr. De Chirico and Messrs. Gallup and Eatz of $9,600 each. For 2002 – for Dr. De Chirico and Messrs. Gallup, Eatz, and Ramsey, life insurance premiums of $7,024, $36,763, $22,153, and $2,500, respectively, and an allowance for automobile expenditures for Dr. De Chirico and Messrs. Gallup and Eatz of $9,600 each.

(3)

Includes stock options granted for each of the above named officers as follows: For 2004 – for Dr. De Chirico and Messrs. Gallup and Eatz, options granted to purchase 37,500 shares; for Mr. Ramsey, options granted to purchase 22,596 shares; and for Mr. Lanson, options granted to purchase 63,750 shares. For 2003 – No options were granted to executive officers during the fiscal year. For 2002 – for Dr. De Chirico and Messrs. Gallup and Eatz, options granted to purchase 112,500 shares each; and for Messrs. Ramsey and Lanson, options granted to purchase 33,750 shares each.

Option Grants

The table below presents information concerning option grants during the past fiscal year to each of the individuals listed in the Summary Compensation Table.

					|	Potential Realizable
					|	Value At Assumed
					|	Annual Rates of Stock
Individual Grants					|	Price Appreciation for
					|	Option Terms (2)
	Number of	Percent of Total			|
	Securities	Options/SARs			|
	Underlying	Granted To	Exercise or		|
	Options/SARs	Employees In	Base Price	Expiration	|
Name	Granted (#)	Fiscal Year	($/Sh)	Date	|	5%($)	10%($)
Edward L. Gallup	37,500 (1)	6.2%	$13.76	3/3/14	|	$324,510	$822,371
					|
Dr. Gioacchino De Chirico	37,500 (1)	6.2%	$13.76	3/3/14	|	$324,510	$822,371
					|
Ralph A. Eatz	37,500 (1)	6.2%	$13.76	3/3/14	|	$324,510	$822,371
					|
Steven C. Ramsey	22,596 (1)	3.7%	$13.76	3/3/14	|	$195,537	$495,528
					|
Didier L. Lanson	18,750 (1)	3.1%	$13.76	3/3/14	|	$162,255	$411,186
	45,000 (2)	7.4%	$9.33	7/28/13	|	$264,041	$669,133

(1)

Granted on March 3, 2004 at an exercise price equal to the market price on the date of grant. These options vest and become fully exercisable 50% at the end of two years, 25% at the end of three years, and 25% at the end of four years and expire after 10 years.

(2)

Granted on July 28, 2003 at an exercise price equal to the market price on the date of grant. These options vest and become fully exercisable 50% at the end of two years, 25% at the end of three years, and 25% at the end of four years and expire after 10 years.

(3)

These amounts, based on assumed appreciation rates of 5% and 10% prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company’s stock price. These numbers do not take into account certain provisions of options providing for termination of the option following termination of employment, non-transferability, or phased-in vesting. The Company did not use an alternative formula for a grant date valuation as it is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors. Future compensation resulting from option grants is based solely on the performance of the Company's stock price.

Option Holdings

          The table below presents information concerning option exercises during the past fiscal year and the value of unexercised options held as of the end of the fiscal year by each of the individuals listed in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares Acquired On	Value	May 31, 2004		May 31, 2004 (1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Edward L. Gallup	--	$ --	219,375	121,875	$ 4,009,162	$ 1,849,031
Dr. Gioacchino De Chirico	78,750	$ 971,649	140,625	121,875	$ 2,594,925	$ 1,849,031
Ralph A. Eatz	70,200	$ 511,839	284,175	121,875	$ 5,182,529	$ 1,849,031
Steven C. Ramsey	25,313	$ 373,530	0	47,908	$ 0	$ 634,462
Didier L. Lanson	25,312	$ 357,237	0	80,625	$ 0	$ 964,594

(1)

Based on the amount that the closing price as reported by NASDAQ exceeds the exercise price for the Common Stock at the end of the fiscal year. The closing price on May 28, 2004 was $20.79 per share (after adjusting for the three-for-two stock split announced on June 1, 2004).

Employment Contracts, Termination of Employment and Change of Control Arrangements

The Company has written employment agreements with its four executive officers, Dr. De Chirico and Messrs. Gallup, Eatz, and Ramsey.

          The agreement with Dr. De Chirico was entered into on December 1, 2003, and amended May 1, 2004. The agreement provides a base salary for Dr. De Chirico of $375,000 and renews for a period of five years from each anniversary date unless sooner terminated. If the Company terminates his employment without cause, then he would continue to be compensated at a rate equal to his average annual compensation for the remainder of the five year period, as renewed. “Cause” is defined generally to include dishonesty, an act of defalcation, continuing inability or refusal to perform reasonable duties assigned to him, and moral turpitude. If Dr. De Chirico terminates his own employment within 60 days after a change of control, or if the Company terminates his employment within two years after a change of control, the Company must pay him a lump sum equal to five times his average annual compensation, plus certain additional amounts if such payments subject him to a federal excise tax under Section 4999 of the Internal Revenue Code, and he may also be entitled to outplacement assistance. If there is a change of control (whether or not Dr. De Chirico’s employment terminates), all of his stock options will immediately vest and become exercisable in full for the remainder of the terms of those options.

          The Company entered into employment agreements with Messrs. Gallup and Eatz on May 1, 2004. Each agreement is for a two-year term, unless sooner terminated. The agreements provide base salaries for Mr. Gallup and Mr. Eatz of $334,750 and $324,450, respectively. If the Company terminates the employment of Mr. Gallup or Mr. Eatz without cause (as defined above), then the terminated executive would continue to be compensated at a rate equal to his average annual compensation (that is, his base salary plus average bonus over the last two years) for the remainder of the two year period, and such amounts would be paid over such period of time rather than in a lump sum. If there is a change of control of the Company, and either Mr. Gallup or Mr. Eatz terminates his own employment within 60 days after the change of control, or the Company terminates either of them during the term of the agreement, then the Company instead must pay the terminated executive a lump sum equal to five times his average annual compensation, plus certain additional amounts to compensate him if such payments subject him to a federal excise tax under Section 4999 of the Internal Revenue Code. If Mr. Gallup’s or Mr. Eatz’s employment terminates for any reason other than for cause, or if there is a change of control (whether or not his employment terminates), all of his stock options will immediately vest and become exercisable in full for the remainder of the terms of those options. While each of Mr. Gallup and Mr. Eatz expect to begin working at reduced hours, each is required under his agreement to work at least halftime.

          The Company entered into an employment agreement with Mr. Ramsey on October 13, 1998. This agreement is for a one-year term and automatically renews for additional one-year terms, unless sooner terminated. The agreement currently provides a base salary for Mr. Ramsey of $235,000. If the Company terminates his employment without cause (as defined above), then he would continue to be compensated at a rate equal to his average annual compensation for the remaining term of the agreement. If Mr. Ramsey terminates his own employment within 60 days after a change of control, or if the Company terminates his employment after a change of control, the Company must pay Mr. Ramsey a lump sum equal to two times his average annual compensation, and he may also be entitled to outplacement assistance. If there is a change of control (whether or not Mr. Ramsey’s employment terminates), all of his stock options will immediately vest and become exercisable in full for the remainder of the terms of those options.

          The Company’s agreement to compensate these executives in connection with a change of control is designed to secure for the Company such executives’ time and attention to help negotiate the best deal for the Company and its shareholders in the event of a change of control without such executives being distracted by the effects of such change of control upon their own financial interests. All of these agreements contain covenants prohibiting these executives from disclosing confidential information and from competing with the Company, both during and for specified periods after the termination of employment.

Compensation Committee Report

Executive Officer Compensation

          Joseph E. Rosen and Dr. Mark Kishel are the members of the Compensation Committee of the Company’s Board of Directors. The Compensation Committee annually determines the salary, incentive bonus and other compensation to be provided to the Company’s executive officers. The Committee believes the Board must act on the shareholders’ behalf when establishing executive compensation programs, and the Committee has developed a compensation policy which is designed to attract and retain qualified key executive officers critical to the Company’s overall long-term success. As a result, the Committee develops a base salary, bonus incentive, and other long-term incentive compensation plans for its executive officers.

          Base Salary. The base salaries for the executive officers are governed by the terms of their employment agreements. See “Employment Contracts, Termination of Employment and Change of Control Arrangements” above. The employment agreements contain the general terms of each officer’s employment and establish the minimum compensation that such officers are entitled to receive, but do not prohibit, limit or restrict these officers’ ability to receive additional compensation from the Company, whether in the form of base salary, bonus, stock options or otherwise. In determining whether the base salaries of the executive officers should be increased, the Committee considers numerous factors including the qualifications of the executive officer and the amount of relevant individual experience the executive officer brings to the Company, the financial condition and results of operations of the Company, and the compensation necessary to attract and retain qualified management.

          The Compensation Committee awarded a three percent (3%) merit increase in the base salaries of the executive officers in December 2003. An average four percent (4%) merit increase in the base salaries of the executive officers was awarded in December 2002 and December 2001. In December 2002, the committee also made a one-time adjustment for Dr. De Chirico and Messrs. Gallup, Eatz, and Ramsey to bring their compensation in line with companies of similar market capitalization.

          Incentive Bonus. Each year the Compensation Committee recommends to the Board of Directors an incentive cash bonus pool to be paid to the Company’s executive officers, as well as all other managers within the Company, based upon the Company’s operating results. The amount of the bonus pool varies from year to year at the discretion of the Compensation Committee. No bonuses were paid to any executive officer in the fiscal years ended May 31, 2004 and May 31, 2003. Dr. De Chirico and Messrs. Gallup, Eatz, and Ramsey received bonuses of $39,100, $40,391, $39,242, and $26,342, respectively, during fiscal year ended May 31, 2002.

          Long-Term Incentives. The Company’s stock option program is the Company’s primary long-term incentive plan for executive officers and other key employees. The Compensation Committee reviews the financial performance of the Company, such as increases in income from operations and earnings per share, in determining whether options should be granted, the number of options to be granted, and the number of options that can be granted to executive officers as a group. The Stock Option Committee then determines the number of shares to be granted to individual executive officers. In this way, the long-term compensation of executive officers and other key employees are aligned with the interests of the Company’s shareholders. As a result, each key individual is provided a significant incentive to manage the Company’s performance from the perspective of an owner of the business with an equity stake. The number of shares subject to each option grant is based upon the executive officer’s tenure, level of responsibilities and position within the Company. Stock options are granted at market price and will only increase in value if the Company’s stock price increases. In addition, all stock option grants require various periods of minimum employment beyond the date of the grant in order to exercise the option. Dr. De Chirico and Messrs. Gallup and Eatz each received in fiscal 2004 options to purchase 37,500 shares of Common Stock. Mr. Ramsey received in fiscal 2004 options to purchase 22,596 shares of Common Stock. No stock options were granted to any executive officer during the fiscal year ended May 31, 2003. Stock options were granted to Dr. De Chirico and Messrs. Gallup and Eatz under the 1990 Stock Option Plan and to Mr. Ramsey under the 1998 Stock Option Plan during the fiscal year ended May 31, 2002.

Chief Executive Officer Compensation

          No statistical criteria were used to establish the compensation of Mr. Gallup, but rather his base salary, stock options and portion of the bonus pool, if any, were subjectively determined taking into account that he was one of the founders of the Company, has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since 1982, and has worked in the blood banking business for over 35 years. Dr. De Chirico succeeded Mr. Gallup as President of the Company in July 2003 and as Chief Executive Officer in April 2004. The Compensation Committee believes the salary paid and the options granted to Dr. De Chirico will help align his interests with those of the Company and its shareholders. Mr. Gallup and Dr. De Chirico each received in fiscal 2004 options to purchase 37,500 shares of Common Stock; no bonuses were earned by either in fiscal 2004. No bonus was earned by, or options granted to, Mr. Gallup and Dr. De Chirico in fiscal year 2003. Mr. Gallup received a bonus of $40,391 and was granted options to purchase 112,500 shares of Common Stock in fiscal 2002. Dr. De Chirico received a bonus of $39,100 and was granted options to purchase 112,500 shares of Common Stock in fiscal 2002.

Section 162(m) of the Internal Revenue Code

          Section 162(m) of the Internal Revenue Code limits, with certain exceptions, the Company’s corporate tax deduction for compensation paid to certain officers of the Company to no more than $1,000,000 per executive per year. Given the current level of compensation paid to the executive officers of the Company, the Company has not needed to address Section 162(m).

Compensation Committee Members                 Stock Option Committee Members
Joseph E. Rosen                                                 Dr. Mark Kishel
Dr. Mark Kishel                                                 Joseph E. Rosen
                                                                             Roswell S. Bowers

Performance Graph

          The following performance graph compares the cumulative total shareholder return on an investment of $100 in the Common Stock of the Company for the last five fiscal years with the total return of the S & P 500 and a Peer Group Index for the Company’s last five fiscal years. With the acquisition of Gamma Biologicals, Inc. during fiscal year ended May 31, 1999, the only other public company engaged in the blood bank reagent business is Johnson & Johnson through its Ortho-Clinical Diagnostics business unit. Due to the size and diversity of Johnson and Johnson, the Company does not believe it to be a true peer. For this reason, the Peer Group Index includes Xtrana, Inc., Biosite, Inc., Hycor Biomedical, Inc. and Meridian Bioscience, Inc., which the Company considers peers because they are medical technology companies without large pharmaceutical operations.

Compensation of Directors

          Members of the Board of Directors, who are not also executive officers of the Company, receive an annual retainer of $15,000, $2,500 per meeting, and are reimbursed for all travel expenses to and from meetings of the Board. Except for the Audit Committee, committee members do not receive compensation for committee meetings attended. The Audit Committee Chair is paid an additional $15,000 annual retainer; the other Audit Committee members are each paid an additional $10,000 annual retainer. In addition, the Company provides each of the non-employee directors a grant of an option to purchase shares of the Company’s Common Stock upon their election as a director at the stock’s then current fair market value, and at the direction of the Board, they may receive additional options. The amount of shares subject to the option is determined at the time of the grant. Stock options to purchase 33,750 shares at an option price of $10.15 were granted to Mr. Harris upon his appointment to the Board of Directors in fiscal 2004. In addition, Dr. De Chirico and Messrs. Gallup and Eatz each received in fiscal 2004 options to purchase 37,500 shares of the Company’s Common Stock; Dr. Kishel and Messrs. Rosen, Bowers, and Harris each received in fiscal 2004 options to purchase 11,250 shares of the Company’s Common Stock.

      Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 and regulations of the Securities and Exchange Commission thereunder require the Company’s executive officers and directors and persons who own more than ten percent of the Company’s Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and persons owning more than ten percent of the Company’s Common Stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for those persons, the Company believes that, during the fiscal year ended May 31, 2004, all filing requirements applicable to its executive officers, directors and owners of more than ten percent of the Company’s Common Stock were met, except that Drs. De Chirico and Kishel and Messrs. Gallup, Eatz, Rosen, Bowers, and Harris, all members of the board of directors, and Mr. Ramsey, an executive officer, were each late in filing a Form 4 for a transaction that took place during the fiscal year ended May 31, 2004.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders*	1,900,684	$6.44	225,115
Equity compensation plans not approved by security holders**	1,480,773	$2.36	12,210
Total	3,381,457	$4.66	237,325

*    Includes the Company’s 1998 and 2003 Stock Option Plans
**  Includes the Company’s 1990 and 1995 Stock Option Plans

          The Company has various stock option plans that authorize the Company’s Stock Option Committee to grant employees, officers and directors options to purchase shares of the Company’s Common Stock. Exercise prices of stock options are determined by the Compensation Committee and have been the fair market value at the date of the grant.

          The Company’s 1990 Stock Option Plan authorizes the grant of options to employees, officers and directors for up to 2,531,250 shares of the Company’s Common Stock. Options to purchase 12,228 shares remain available for future grants under this plan. Options granted under this plan generally have 10-year terms and generally the option becomes exercisable with respect to 50% of the shares after two years of employment, becomes exercisable with respect to an additional 25% of the shares after three years of employment, and becomes exercisable with respect to the remaining 25% of the shares after four years of continued employment following the date of grant.

          The Company’s 1995 Stock Option Plan authorizes the grant of options to employees, officers and directors for up to 3,568,124 shares of the Company’s Common Stock. There are no shares available for future grants under this plan. Options granted under this plan generally have 10-year terms and generally the option becomes exercisable with respect to 50% of the shares after two years of employment, becomes exercisable with respect to an additional 25% of the shares after three years of employment, and becomes exercisable with respect to the remaining 25% of the shares after four years of continued employment following the date of grant.

          The Company’s 1998 Stock Option Plan authorizes the grant of options to employees, officers and directors for up to 3,375,000 shares of the Company’s Common Stock. Options to purchase 189,925 shares remain available for future grants under this plan. Options granted under this plan generally have 10-year terms and generally the option becomes exercisable with respect to 50% of the shares after two years of employment, becomes exercisable with respect to an additional 25% of the shares after three years of employment, and becomes exercisable with respect to the remaining 25% of the shares after four years of continued employment following the date of grant.

          The Company’s 2003 Stock Option Plan authorizes the grant of options to employees, officers and directors for up to 600,000 shares of the Company’s Common Stock. Options to purchase 35,190 shares remain available for future grants under this plan. Options granted under this plan have 10-year terms and vest and become fully exercisable 50% at the end of two years, 25% at the end of three years, and 25% at the end of four years of continued employment. If Proposal Two is approved by the Company’s shareholders, this plan will be amended to authorize the grant of options to purchase up to 1,100,000 shares of the Company’s Common Stock.

          The foregoing option data is as of May 31, 2004, the end of our most recently completed fiscal year, but has been adjusted to reflect the effect of the three-for-two stock split announced on June 1, 2004.

PROPOSAL TWO:   AMENDMENT TO THE IMMUCOR, INC. 2003
STOCK OPTION PLAN

Introduction

          At the Meeting, shareholders will vote on a proposal to amend the Company’s 2003 Stock Option Plan (the “2003 Plan”) to increase the number of shares of Common Stock for which options may be issued from 600,000 to 1,100,000. On August 8, 2003, the Board of Directors originally adopted the 2003 Plan, which was subsequently approved by the Company’s shareholders at the 2003 Annual Meeting of Shareholders on November 14, 2003. On September 3, 2004, the Board of Directors approved the proposed amendment to the 2003 Plan.

          Approval of the amendment to the 2003 Plan by the shareholders is intended, among other things to enable the Company to grant incentive stock options (“ISOs”) under Section 422 of the Internal Revenue Code. In addition, the NASDAQ National Market, on which shares of the Company’s Common Stock are listed, requires shareholder approval of a material amendment to a stock option plan.

          The Board of Directors believes that stock-based incentives are an important element of the Company’s compensation package, particularly for senior employees. The purpose of the 2003 Plan is to secure for the Company and its shareholders the benefits arising from capital stock ownership by those who will contribute to its future growth and continued success. The 2003 Plan is also expected to assist the Company in attracting and retaining selected individuals and to provide incentives to selected individuals for increased efforts and successful achievement on behalf of or in the interest of the Company.

          As of September 3, 2004, approximately 249,700 shares of Common Stock remain available for issuance upon the grant of options under the Company’s stock option plans. Based on the Company’s experience, the Company believes that this number will be insufficient to provide for expected grants over the next few years, and that if the Plan is not approved by shareholders, the lack of sufficient available options may hinder the Company’s ability to recruit and retain qualified employees, officers and directors.

Description of the Plan

          Common Stock Subject to the 2003 Plan. 600,000 shares of the Company’s Common Stock have been reserved for use upon the exercise of options granted from time to time under the 2003 Plan, which will be increased to 1,100,000 if the proposed amendment is approved by the Company’s shareholders. That number would be adjusted in the event of any change in the outstanding shares of Common Stock by reason of any stock dividend, stock split or similar corporate change involving the Common Stock. If an option granted under the 2003 Plan expires or terminates without having been exercised while the 2003 Plan remains in effect, the shares of Common Stock subject to such option shall be available again for grant under the 2003 Plan. On September 3, 2004, the last sale price for the Common Stock was $21.85 per share. As of such date, the aggregate market value of the Common Stock issuable under the 2003 Plan was $13,110,000. As of the date of this Proxy Statement, options to purchase 575,412 shares have been granted under the 2003 Plan.

          Administration of the 2003 Plan. The Stock Option Committee of the Board of Directors administers the 2003 Plan. The Stock Option Committee is subject to the Board of Directors of the Company, and the Board of Directors may exercise all the powers of the Stock Option Committee, subject to applicable law.

          Participation. The Stock Option Committee may grant options to any employee or director of the Company or its subsidiaries. As of May 31, 2004, the Company employed approximately 531 persons and its board of directors is comprised of 7 persons. The Stock Option Committee will determine which employees and directors of the Company will be granted options (the “Participants”), the number of shares of Common Stock to be covered by those options, the terms and conditions of each option and any voting and transfer restrictions on the Common Stock issued upon exercise of each option.

          Terms of Options. On the date of grant, the Stock Option Committee will determine the option exercise price, the vesting schedule and the expiration date for each option. The Stock Option Committee may, in its discretion, accelerate the exercisability of any option at any time and for any reason. Upon exercise, Participants must pay for the underlying shares of Common Stock in cash or by tendering shares of Common Stock owned by the Participant, and the Stock Option Committee also has discretion to accept a promissory note of the Participant instead, other than directors and executive officers of the Company or in other circumstances where the acceptance of a promissory note as payment is prohibited by applicable law. Options under the 2003 Plan are generally not transferable except under state laws governing estates upon a Participant’s death, but the Stock Option Committee may permit options to be transferred pursuant to a qualified domestic relations order.

          Termination of Employment. The Stock Option Committee has the authority to determine the rights of employees upon termination concerning their options, and may provide for immediate or deferred termination of an option, and acceleration of vesting.

          Amendment of Plan. The Board of Directors of the Company may at any time amend, suspend or terminate the Plan. Unless expressly authorized in the Plan, no amendment, suspension or termination of the Plan may adversely affect any option previously granted under the Plan without the consent of the Participant affected.

          New Plan Benefits. Future grants of Options under the Plan, if any, that will be made to eligible Participants are subject to the discretion of the Stock Option Committee and, therefore, are not determinable at this time. The following table shows the options that have been granted under the 2003 Plan as of September 3, 2004 to the following individuals and groups:

Name and Position	Dollar Value ($)	Number of Units
Edward L. Gallup, Chairman of the Board	$ -	37,500

Dr. Gioacchino DeChirico, Director, President and Chief Executive Officer	$ -	37,500

Ralph A. Eatz, Director and Senior Vice President – Chief Scientific Officer	$ -	37,500

Steven C. Ramsey, Vice President – Chief Financial Officer and Secretary	$ -	22,596

Didier L. Lanson, Director of European Operations	$ -	18,750

All executive officers as a group	$ -	153,846

All non-employee directors as a group	$ -	45,000

All Company employees, other than executive officers, as a group	$ -	376,566

Federal Tax Consequences of Options

          Under current federal income tax laws, generally the grant of a non-qualified stock option does not result in any income to the Participant for federal income tax purposes, or any deduction for the Company. At the time of exercise, however, the Participant generally will recognize ordinary income to the extent that the fair market value of the shares received exceeds the option exercise price, and the Company may take a corresponding deduction. Upon a sale of the shares, the Participant will recognize long-term capital gain if the shares have been held for the required holding period. The amount of the long-term capital gain will be the sale price less the fair market value of the shares on the exercise date.

          If the option is an incentive stock option, no income will be recognized for federal income tax purposes at the time of grant or exercise, and the Company will not receive any corresponding deduction. The optionee will be subject to federal income tax when the optionee sells the shares acquired upon the exercise of the incentive stock option. Upon a sale of the shares, the Participant will recognize long-term capital gain if the shares have been held for the required holding periods. The amount of the long-term capital gain will be the sale price less the option exercise price. The Company will not be entitled to a federal income tax deduction as to any amount taxed as long-term capital gain in connection with the sale of shares acquired upon the exercise of an incentive stock option. In order to be an incentive stock option, the shareholders of the Company must approve the plan under which the option was granted, within one year of the date of adoption of the plan by the Board of Directors.

The 2003 Plan is not qualified under Section 401(a) of the Internal Revenue Code. In addition, the 2003 Plan generally is not subject to the Employee Retirement Income Security Act of 1974.

          Text of the 2003 Plan. The preceding summary is qualified in its entirety by reference to the complete text of the amended and restated 2003 Plan, as proposed to be amended, which is set forth in Appendix A to this Proxy Statement.

Required Vote; Recommendation

Approval of the 2003 Plan requires a majority of the total votes cast in person or by proxy. Abstentions and broker non-votes will have no effect on the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT
OF THE 2003 PLAN AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS
CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

PROPOSAL THREE: AMENDMENT TO THE ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK

Introduction

          The Board of Directors has unanimously adopted a resolution proposing and recommending stockholder approval of an amendment to the Company’s Articles of Incorporation which would increase the number of shares of Common Stock that the Company is authorized to issue from 45,000,000 to 60,000,000. Currently, the Company is authorized to issue up to 45,000,000 shares of Common Stock and no shares of preferred stock. As of the close of business on September 3, 2004, there were 29,864,004 shares of Common Stock outstanding, and an additional 3,288,649 shares of Common Stock reserved for issuance upon the exercise of outstanding options. Moreover, an additional 249,700 shares are reserved for issuance upon the exercise of options that the Company is authorized to grant under previously adopted option plans. Finally, assuming that the Company’s shareholders approve the amendment to the 2003 Plan, the Company will be authorized to grant options to purchase an additional 500,000 shares of Common Stock. Therefore, assuming the approval of the amendment to the 2003 Plan and the exercise of all options issued and available under the Company’s stock option plans, the Company has only 11,097,647 shares of Common Stock available for issuance under the Company’s Articles of Incorporation.

          If the Company’s shareholders approve the proposed amendment, the Board of Directors will be authorized to issue the additional shares of Common Stock from time to time, for such purposes and consideration as the Board deems advisable, without any further action by the Company’s shareholders unless otherwise required by law or by the rules of the NASDAQ National Market.

Reasons for the Proposed Amendment

          Since the last increase in the Company’s authorized Common Stock in 2000, the Board of Directors has declared and the Company has distributed a three-for-two stock split in the form of a 50% stock dividend on three separate occasions. These splits have had the effect of reducing the number of shares available for issuance without diluting the percentage ownership of current shareholders of the Company. The Board of Directors believes that having additional authorized shares of Common Stock available for possible future financings or acquisitions, additional stock dividends or splits, employee benefit plans and other general corporate purposes will give the Company greater flexibility and may allow such shares to be issued without the expense and delay of a special shareholders and for Mr. Lanson of $7,200 meeting. For example, the Board believes that the ability to issue such shares would enhance the Company’s ability to pursue acquisition opportunities by offering alternative methods to the company being acquired, to the shareholders of the company being acquired, or to a financial institution in exchange for cash which could then be used for such acquisition. The Company, however, has no present acquisition plans, and has no commitments to issue any Common Stock other than upon the exercise of currently outstanding options.

Potential Anti-Takeover and Other Effects of the Proposed Amendment

          The proposed amendment would authorize the Board of Directors to issue additional shares Common Stock from time to time. While the Board of Directors is of the opinion that the proposed amendment is in the best interests of the Company, the Board recognizes that there may be some potentially negative effects of the amendment. The authorization of new shares of Common Stock will not, by itself, have any effect on the rights of holders of shares of Common Stock. Nevertheless, the issuance of new shares of Common Stock could affect the holders of shares of the Common Stock in a number of respects. For example, the voting power of the outstanding Common Stock will be diluted to the extent additional shares of Common Stock are issued in the future. Also, the issuance of Common Stock may result in a dilution of earnings per share of the Common Stock.

          The Board has not proposed the amendment to increase the authorized Common Stock for the purpose of making it more difficult for a third party to acquire the Company, and the Company is not aware of any specific proposal or takeover attempt by any third party at the present time. However, the additional stock authorized by this proposed amendment could be issued by the Company, within the limits imposed by applicable law and the rules of the NASD, and used to discourage or defeat an attempt to change control of the Company. For example, the Company could privately place shares with purchasers who might side with the Board of Directors in opposing a hostile bid. In addition, the shares of Common Stock may be issued in the event that the Rights issued in connection with the Company’s Shareholder Rights Agreement, described below, are exercised. Presently, the Company does not have sufficient authorized and unissued shares of Common Stock available to fully utilize the Company’s Shareholder Rights Plan.

The Company’s Existing Anti-Takeover Defenses

          The Company’s Articles of Incorporation do not contain any other provisions which the Company reasonably believes has anti-takeover effects. However, the Company, on April 20, 1999, distributed a dividend of one Right to purchase additional shares of the Company’s Common Stock to the holder of each share of Common Stock pursuant to a Shareholders Rights Agreement with EquiServe Trust Company, N.A. as Rights Agent. The adoption of this Rights Agreement and the distribution of the rights dividend coincided with the expiration of a similar Rights Agreement first adopted by the Company in 1989 and thereby replaced the former Rights Agreement.

          The Rights Agreement, which is similar to agreements adopted by many other U.S. companies, is designed to enable the Company’s shareholders to realize the full value of their investment and to provide for fair and equal treatment for all shareholders in the event that an unsolicited attempt is made to acquire the Company. The adoption of the Rights Agreement was intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal. The Rights cause substantial dilution to any person or group that attempts to acquire the Company on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired.

          The Rights become exercisable only if a person acquires or makes an offer to acquire 15 percent or more of the Company’s Common Stock without the approval of the Company’s Board of Directors. If a person acquires 15 percent or more of the Company’s Common Stock without such approval, then all holders of Rights except the person purchasing or offering to purchase 15 percent or more of the Company’s Common Stock (and certain other persons, in certain circumstances) will have the right to buy Common Stock from the Company at a significant discount to the market price of the Common Stock. If the Rights are triggered, the immediate effect is to dilute such person’s ownership of the Company. Even if the Rights are never triggered, the Rights are believed to have the effect of discouraging persons from making or attempting to make acquisitions of significant percentages of the Company’s Common Stock without negotiating directly with Immucor’s Board of Directors.

          The proposed amendments generally will not affect the Rights. However, to deter unsolicited takeovers, the Rights require the availability of a larger amount of authorized but unissued stock, and the proposed authorization of additional Common Stock in Proposal Three is expected to facilitate the operation of the Rights Agreement should the Rights ever be triggered.

          Immucor’s Articles of Incorporation and Bylaws contain other provisions that may have relevance in a contest for control of the Company but which are not properly characterized as takeover defenses. For example, Immucor’s Bylaws contain procedural requirements with respect to proposals by shareholders or nominations for directors at special or annual meetings. Additionally, certain officers of the Company have employment agreements with the Company that require the Company to pay such officer a severance payment in the event the Company suffers a change of control and their employment terminates, whether voluntarily or involuntarily. See "Employment Contracts, Termination of Employment and Change of Control Arrangements."

Required Vote; Recommendation

          The affirmative vote of a majority of the shares outstanding and entitled to vote at the Meeting is required for approval of the proposed amendment to the Company’s Articles of Incorporation. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF
THE AMENDMENT TO THE ARTICLES OF INCORPORATION AND PROXIES EXECUTED AND
RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED
THEREON.

Independent Auditors

          Ernst & Young LLP, Atlanta, Georgia, acted as the Company’s independent auditors for the fiscal year ended May 31, 2004. Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. The Company has not yet selected anyone to act as the Company’s independent auditors for its fiscal year ending May 31, 2005.

Independent Auditor Fee Information

Audit Fees

          Fees for audit services totaled approximately $859,925 and $878,887 during the fiscal years ended May 31, 2004 and 2003, respectively. These amounts included fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, and statutory audits required internationally.

Audit-Related Fees

          Fees for audit-related services totaled approximately $54,417 and $25,000 during the fiscal years ended May 31, 2004 and 2003, respectively. Audit-related services principally represent fees for employee benefit plan audits.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning services, totaled approximately $702,773 and $500,323 during the fiscal years ended May 31, 2004 and 2003, respectively.

All Other Fees

          Fees for all other services not included above totaled approximately $6,000 and $10,060 during the fiscal years ended May 31, 2004 and 2003, respectively, principally including human resource advisory services.

          The Audit Committee considered whether the provision of these non-audit services by Ernst & Young LLP was compatible with maintaining the independence of Ernst & Young LLP and concluded that such independence has been maintained.

Policy for Pre-Approval of Independent Auditors

          The Company’s Audit Committee has adopted a pre-approval policy regarding the engagement of the Company’s independent auditor to perform services for the Company. This policy is attached hereto as Appendix B.

Shareholder Proposals

          Immucor’s shareholders may submit proposals that they believe should be voted on at the annual meeting. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in Immucor’s 2005 proxy statement. Immucor must receive all such submissions no later than June 27, 2005. Alternatively, under Immucor’s Bylaws, if a shareholder does not wish to include a proposal or a nomination for the 2005 annual shareholders’ meeting in Immucor’s proxy statement, the shareholder may submit the proposal or nomination not less than 60 days prior to the anniversary of the date on which Immucor first mailed its proxy materials for the 2004 annual meeting, unless the date of the 2005 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2004 annual meeting. For Immucor’s 2005 annual meeting, Immucor must receive such proposals and nominations no later than August 1, 2005. If the date of the 2005 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2004 annual meeting, the shareholder must submit any such proposal or nomination no later than the close of business on the later of the 60th day prior to the 2005 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Management proxies appointed in the enclosed Proxy will be allowed to use their discretionary voting authority with respect to any proposal intended to be presented by a shareholder at the 2005 annual meeting for which the shareholder did not timely seek inclusion in the Company’s Proxy Statement and form of Proxy for that meeting and which was not received by the Company by August 31, 2004.

          Shareholders of the Company may submit candidates for nomination to the Board of Directors to the Company’s Corporate Governance and Nominating Committee. See “Board Meetings and Committees” above for the procedures for submitting such candidates.

          Shareholders wishing to communicate with the Company’s Board of Directors or any members or committees thereof should follow the procedures described in “Shareholder Communications with the Board” above.

Miscellaneous

          The expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of the Company’s Common Stock, and normal handling charges may be paid for such forwarding service.

          The Company will furnish without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended May 31, 2004, including financial statements and schedules thereto, to any record or beneficial owner of its Common Stock as of the close of business on September 29, 2004, who requests a copy of such report. Any request for the Form 10-K should be made in writing and addressed to: Steven C. Ramsey, Vice President — Chief Financial Officer and Secretary, Immucor, Inc., 3130 Gateway Drive, PO Box 5625, Norcross, GA 30091-5625. If the person requesting the Form 10-K was not a shareholder of record at the close of business on September 29, 2004, the request must include a representation that such person was a beneficial owner of Common Stock of the Company on that date. A copy of any exhibits to the Form 10-K will be furnished upon specific request and upon the payment of the Company’s expenses in furnishing such exhibits.

By Order of the Board of Directors

/s/ STEVEN C. RAMSEY
STEVEN C. RAMSEY, Secretary

September 24, 2004

Appendix A

IMMUCOR, INC.
2003 STOCK OPTION PLAN
As Amended

    1.        Purpose. This 2003 STOCK OPTION PLAN (the “Plan”) has been established by Immucor, Inc., a Georgia corporation (the “Company”), to secure for the Company and its shareholders the benefits arising from capital stock ownership by those who will contribute to its future growth and continued success. The Plan will provide a means whereby such persons may purchase shares of the common stock, $0.10 par value, of the Company (“Common Stock”) pursuant to options.

    2.       Administration.

             (a)        The authority to manage and control the operation and administration of the Plan shall be vested in a committee (the “Committee”) of at least three (3) members of the Board of Directors to be appointed at the pleasure of the Board of Directors of the Company.

             (b)        The Committee shall be subject in all respects to the supervisory prerogative of the Board of Directors of the Company. To the extent permitted by applicable law, the powers of the Committee may be exercised by the Board of Directors, in which case the references to the Committee shall be construed to apply equally to the Board of Directors.

             (c)        The Committee shall have the power to interpret and apply the Plan and to make regulations for carrying out its purpose. Any interpretation of the Plan by the Committee and any decision made by the Committee on any other matter relating to the Plan shall be final and binding on all persons.

             (d)        No member of the Committee shall be liable for any action or determination made in good faith and permitted by the terms of the Plan.

    3.        Participation. Subject to the terms of the Plan, the Committee shall determine and designate, from time to time, employees and directors of the Company or any of its subsidiaries to whom options are to be granted (the “Participants”), the number of shares of Common Stock that shall be subject to options granted to each Participant, the terms and conditions of each option, and the voting and transfer restrictions, if any, to which the shares of Common Stock obtainable upon exercise of each option shall be subject.

    4.        Shares Subject to the Plan. The shares of stock that may be subject to options under the Plan shall be shares of Common Stock, and may consist of either unissued shares or shares held in the treasury of the Company. The aggregate number of shares of Common Stock for which options may be granted under the Plan shall not exceed One Million One Hundred Thousand Shares (1,100,000) shares, subject to such adjustments as may take place in accordance with Section 12. If, as to any number of shares, any option granted pursuant to the Plan expires or terminates while the Plan remains in effect, such number of shares shall again be available for grant under the Plan.

    5.        Option Price. The price at which a share of Common Stock may be purchased pursuant to the exercise of an option under the Plan, shall be fixed by the Committee on the date the option is granted.

    6.        Option Expiration Date. The “Expiration Date” with respect to an option granted to a Participant under the Plan means the date established by the Committee as the date after which the option is not exercisable.

    7.        Exercise of Option.

             (a)        Each option shall be exercisable at such time or times as shall be established hereunder. The Committee may, in its discretion, accelerate the exercisability of any one or more options at any time and for any reason. A Participant may exercise an option by giving written notice (the “Exercise Notice”) thereof prior to the option’s Expiration Date to the Secretary of the Company at the Company’s corporate headquarters.

             (b)        The full purchase price of the shares purchased pursuant to the exercise of an option shall be paid in cash or check or by tender of stock certificates in proper form for transfer to the Company representing shares of Common Stock valued at the last sales price of the Common Stock on the preceding business day as reported on the National Association of Securities Dealers Automated Quotation System (NASDAQ) National Market System, or any successor system, or by any combination of the foregoing, contemporaneously with the giving of the Exercise Notice. The Committee also may accept in payment of all or part of the purchase price a promissory note of the Participant, except to the extent prohibited by law. In addition to payment of the full price, the Participant shall pay to the Company at the time of exercise, or shall otherwise make arrangements satisfactory to the Committee regarding payment of, any additional amount that the Committee deems necessary to satisfy the Company’s liability to withhold federal, state or local income or other taxes incurred by reason of exercise of the option.

    8.        Termination of Employment. The Committee may specify, with respect to the options granted to any particular Optionee who is an employee of the Company, the effect upon such Optionee’s right to exercise an option of the termination of such Optionee’s employment under various circumstances, which effect may include immediate or deferred termination of such Optionee’s rights under an option, or acceleration of the date at which an option may be exercised in full.

    9.        Compliance With Applicable Laws. Notwithstanding any other provision of the Plan, the Company shall not be obligated to issue any shares of Common Stock under the Plan unless such issuance is in compliance with all applicable laws and any applicable requirements of any securities exchange on which the Common Stock is traded. Prior to the issuance of any shares of Common Stock under the Plan, the Company may require a written statement from the recipient as evidence of such compliance, including, in some cases, an acknowledgment by the recipient that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares.

    10.        Transferability and Restrictions Upon Transfer and Voting. Other than as provided in an Option Agreement (as defined under Section 13 below) in a form approved by the Committee, options under the Plan are not transferable except by will or under the laws of descent and distribution, and options may be exercised during the lifetime of the Participant only by the Participant. Shares of Common Stock received upon exercise of options granted under the Plan may be subject to such voting and transfer restrictions as the Committee in its sole discretion shall establish at the time such options are granted. If the transfer or voting of shares obtained upon exercise of an option is restricted, certificates representing such shares may bear a legend referring to such restrictions.

    11.        Employment and Shareholder Status. This Plan, any document describing this Plan, the grant of any option hereunder, and any agreement evidencing the grant of such option shall not be construed to give any Participant or any other person a right to employment or continued employment by the Company or affect the right of the Company to terminate the employment of any such person with or without cause. The grant of an option under the Plan shall not confer upon the holder thereof any right as a shareholder of the Company. No person entitled to exercise any option granted under the Plan shall have any of the rights or privileges of a shareholder of record with respect to any shares of Common Stock issuable upon exercise of such option until such option is exercised and certificates representing such shares have been issued and delivered.

    12.        Adjustments and Ownership Changes.

             (a)        In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend, stock split, or similar corporate change involving the Common Stock, the aggregate number and kind of shares subject to options outstanding or to be granted under the Plan shall be proportionately adjusted or modified, and the terms of any outstanding option shall be adjusted or modified accordingly.

             (b)        Unless otherwise provided in the Option Agreement (as defined in Section 13 hereof), in the event of any merger, consolidation, reorganization, division or other corporate transaction in which the Common Stock is converted into another security or into the right to receive securities or property of the Company or of any other entity (an “Ownership Change”), the Company shall have the right, at its discretion, to provide for the assumption or substitution of comparable stock options in place of the options theretofore granted hereunder.

             (c)        Unless otherwise provided in the Option Agreement (as defined in Section 13 hereof), in the event such an Ownership Change takes place and provision is not made for such assumption or substitution, or in the event that the Company sells all or substantially all of its assets, or engages in a liquidation of all or substantially all of its assets (a “Termination Event”), the Committee may, in its discretion, accelerate the exercisability of any one or more options in accordance with Section 7. It is the policy of the Company that the decision whether to accelerate the exercisability of outstanding options take into account such factors as the profitability of the transaction giving rise to the Termination Event to the shareholders of the Company, the likelihood that the business of the Company will substantially continue under the same, different or changed ownership following such transaction, the tenure and performance of individual Participants, the possibility that some or all of the Participants receive or are invited to participate in benefits or benefit plans if they continue as employees of the successor to the Company’s business or other consideration in connection with such transaction, and any other factors that may be appropriate within the scope of their business judgment. Whether or not such acceleration occurs, all outstanding exercisable and non-exercisable options shall be canceled to the extent they remain unexercised at the time such transaction is consummated.

             (d)        In no event shall any fraction of a share of stock be issued upon the exercise of an option.

    13.        Agreement With Company. At the time of a grant of an option, the Committee shall require a Participant to enter into a written agreement with the Company in a form specified by the Committee (the “Option Agreement”). The Option Agreement shall reflect the Participant’s agreement to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe. No option purported to be granted pursuant to the Plan shall be valid or binding on the Company unless evidenced by an Option Agreement approved by the Committee.

    14.        Amendment and Termination of Plan. The Board of Directors of the Company may at any time amend, suspend or terminate the Plan. No amendment, suspension or termination of the Plan (other than in connection with such actions as are expressly authorized in the Plan) shall adversely affect or impair any option previously granted under the Plan without the consent of the holder thereof.

Appendix B
Immucor, Inc. Audit Committee

Policy for Pre-Approval of Independent Auditor Services

The Committee has adopted the following policy regarding the engagement of the Company’s independent auditor to perform services for the Company:

          For audit services (as defined by the Sarbanes-Oxley Act and the rules of the Securities and Exchange Commission), the independent auditor will provide the Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the fiscal year. If agreed to by the Committee, this engagement letter will be formally accepted by the Committee prior to the performance of such audit services.

          For non-audit services, Company management will submit to the Committee for approval a list of permissible non-audit services (as defined by the Sarbanes-Oxley Act and the rules of the Securities and Exchange Commission) that management recommends the Committee engage the independent auditor to provide. Company management and the independent auditor will each confirm to the Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year will be provided. The Committee will approve both the list of permissible non-audit services and the budget for such services prior to the performance of such services. The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this preapproval process.

          To ensure prompt handling of unexpected matters, the Committee delegates to each individual member of the Committee the authority to approve additional audit and permissible non-audit services. The maximum fee that may be approved by any individual member of the Committee for any one service is $25,000. The aggregate fees for all such services approved pursuant to this delegated authority by all individual members of the Committee during any fiscal quarter shall not exceed $50,000. Any services approved pursuant to this delegated authority shall be reported to the full Committee at its next regularly scheduled meeting.

          The independent auditor must ensure that all audit and non-audit services provided to the Company have been approved by the Committee in accordance with this policy and with applicable laws and regulations.

Appendix C

REVOCABLE PROXY

Annual Meeting of Shareholders of Immucor, Inc. to be held November 10, 2004

          The undersigned shareholder(s) of Immucor, Inc. (the “Company”) hereby appoints, constitutes and nominates Edward L. Gallup and Ralph A. Eatz, and each of them, the attorney, agent and proxy of the undersigned, with individual power of substitution, as proxies to appear and vote all shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Wednesday, November 10, 2004, at 1:30 p.m., local time, at the Hilton Atlanta Northeast, 5993 Peachtree Industrial Blvd., Norcross, Georgia 30092, and any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

          1.        ELECTION OF DIRECTORS. To elect the following seven people as directors as follows: Edward L. Gallup, Dr. Gioacchino De Chirico, Ralph A. Eatz, Roswell S. Bowers, John A. Harris, Dr. Mark Kishel and Joseph E. Rosen to serve until the next annual meeting and until their successors are duly elected and qualified.

[__] For All Nominees           [__] For All Except           [__] Against All Nominees

(Instructions: To withhold authority to vote for any nominee, mark the “For All Except” box and strike a line through the nominee’s name in the list provided above. Any proxy card executed in such a manner as to not withhold authority to vote for the election of any nominee shall be deemed to grant authority to vote “For” such nominee.)

          2.        AMENDMENT TO 2003 STOCK OPTION PLAN: To approve the proposed amendment to the Immucor, Inc. 2003 Stock Option Plan to increase the number of shares of Common Stock for which options may be granted from 600,000 to 1,100,000.

[__]   For            [__]   Against          [__]   Abstain

          3.        AMENDMENT TO THE ARTICLES OF INCORPORATION: To approve the proposed amendment to the Company’s Articles of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 45,000,000 to 60,000,000.

[__]   For            [__]   Against          [__]   Abstain

4. In their discretion, upon such other matters as may properly come before the Annual Meeting of Shareholders or any adjournments or postponements thereof.

[__]   For            [__]   Against          [__]   Abstain

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE DIRECTORS PRESENT AT THE MEETING.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS USE. Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force or effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual meeting of Shareholders, or by the filing of a properly completed proxy that is later dated, prior to a vote being taken on a particular proposal at the Meeting. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of the Meeting and a proxy statement dated September 24, 2004.

Dated: _________________, 2004                                                       [__] Check Box if You Plan
                                                                                                                               to Attend Meeting

PRINT NAME OF SHAREHOLDER                                                  PRINT NAME OF SHAREHOLDER

SIGNATURE OF SHAREHOLDER                                                    SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on this card. When joint tenants hold shares, both should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

        To vote in accordance with the Board of Director recommendations, just sign and date this proxy; no boxes need to be checked.

Please complete and date this proxy and return it promptly in the enclosed postage-prepaid envelope.